Exhibit 3.13

CORPUS CHRISTI REIMCO, LLC

REGULATIONS

i

TABLE OF CONTENTS

(continued)

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CORPUS CHRISTI REIMCO, LLC

REGULATIONS

The members of Corpus Christi Reimco, LLC (the “company”) have adopted these regulations as the regulations of the company.

ARTICLE I

MEMBERS

1.1 Member. The sole member of the company is S Interests Management Company, LLC.

1.2 Duties of Member. Except to the extent these regulations provide to the contrary, the member shall have the same duties to one another and to the company that partners in a Texas general partnership have to one another and to the partnership.

ARTICLE II

CAPITAL CONTRIBUTIONS

2.1 Contributions. The sole member shall be required to contribute to the company only such money or property as such member shall agree to contribute.

2.2 Return of Contributions. The company shall not be required to return a capital contribution to a member, except to the extent the law or these regulations require the company to do so.

ARTICLE III

ALLOCATIONS AND DISTRIBUTIONS

3.1 Allocations. The company shall maintain capital accounts for the members.

(a) All items of income, gain, loss, deduction, and credit of the company shall be allocated among the members in accordance with their relative holdings of Units.

(b) All items of income, gain, loss, deduction, and credit allocable to any Units that are transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each of them owned those Units, without regard to the results of company operations during any particular portion of that calendar year, and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year.

3.2 Distributions. From time to time, the company may distribute cash or other property to the members. Distributions shall be made pro rata, in accordance with the members’ relative holdings of Units.

ARTICLE IV

MANAGEMENT

4.1 Management.

(a) The members shall manage the company. The officers of the company shall be responsible for the day-to-day operations of the company. No member, as such, shall have any authority to take any action on behalf of the company unless the member has been authorized to do so by an act of the members.

(b) Notwithstanding any other provision of these regulations, the affirmative vote of the holders of a majority of the Units is required to take the following actions:

(i) change the status of the company from one in which management is reserved to the members to one in which management is vested in one or more managers, or vice versa;

(ii) issue any additional Membership Interests after Membership Interests are issued to the initial members of the company;

(iii) approve any merger, consolidation, share or interest exchange, or other transaction authorized by or subject to the provisions of Part Ten of the Act;

(iv) voluntarily cause the dissolution of the company;

(v) authorize any transaction, agreement, or action on behalf of the company that is unrelated to its purpose as set forth in these regulations or the Articles of Organization or that otherwise contravenes these regulations;

(vi) take or authorize any act that would make it impossible to carry on the ordinary business of the company; or

(vii) take or authorize any act that is not apparently for the carrying on of the business of the company in the usual way.

4.2 Annual Meeting. The members shall hold annual meetings. The members shall determine the day each year on which the annual meeting will be held. At annual meetings, the members may vote on any matter on which a member requests that a vote be taken.

4.3 Special Meetings. The president of the company may call special meetings of the members. The president shall call a special meeting if members owning one-tenth of all the Units request a special meeting in writing, stating the purposes of the proposed meeting. Business transacted at a special meeting shall be limited to the purposes stated in the notice of the meeting.

4.4 Location of Meetings. Unless a particular notice states otherwise, the members shall hold their meetings at the company’s principal office.

4.5 Notice. The president shall give each member written notice of each meeting. The notice shall state the place, day and hour of each meeting. In the case of a special meeting, the notice shall state the purposes for which the meeting is called. The president shall cause the notice to be delivered to the members not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, at their addresses on the company’s books. Notice by mail shall be deemed to be given three days after it is deposited in the United States mail, postage paid.

4.6 Waiver of Notice. If a member signs a written waiver of notice (regardless of when the waiver is signed), the member shall be deemed to have received proper notice. If a member attends or participates at a meeting, the member shall be deemed to have waived notice of the meeting, unless the member attends or participates for the express purpose of objecting to the transaction of a business on the grounds that the meeting is not lawfully called or convened.

4.7 Quorum. The holders of a majority of the Units must be present in person or represented by proxy to constitute a quorum for action, except as otherwise required by law, by the Articles of Organization, or by these regulations. Once a Unit is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting until the meeting is adjourned. If, however, a quorum does not exist, the members who are present in person or represented by proxy shall have the power to adjourn the meeting. The president shall give all members notice of the reconvening of any adjourned meeting, in the manner required for the calling of a special meeting.

4.8 Majority Vote. If a quorum is present at a meeting, the vote of the holders of a majority of the Units present in person or represented by proxy shall decide any matter brought before the meeting, unless the question is one upon which a different vote is required by law, by the Articles of Organization, or by these regulations.

4.9 Voting Rights. Each Unit shall be entitled to one vote on each matter submitted to a vote. A member may vote either in person or by written proxy executed by the member or the member’s duly authorized attorney.

4.10 Written Consent. Any action required or permitted to be taken at a meeting of the members may be taken without a meeting, without prior notice, and without a vote, if one or more consents in writing, setting forth the action so taken, shall be signed by members having not fewer than the minimum number of votes that would be necessary to take the action at a meeting at which all members were present and voted.

ARTICLE V

OFFICERS

5.1 Officers. The members shall appoint a president and a secretary of the company, and may also appoint other officers. The officers shall be responsible for the day-to-day operation of the company. Each officer shall have the powers and responsibilities normally associated with the office, and such other powers and responsibilities as the members may designate. An officer is not required to be a member. A person may hold more than one office.

5.2 Terms. Each officer shall hold office until the members appoint a successor for that officer. The members shall fill any vacancy in any office. The members may remove any officer at any time, with or without cause. If the members remove an officer, the removal shall not affect any contract rights the officer has. The appointment of a person as an officer shall not of itself create contract rights.

ARTICLE VI

DISSOLUTION, LIQUIDATION, AND TERMINATION

6.1 Dissolution. The company shall dissolve, and its affairs shall be wound up, only upon the first to occur of the following:

(a) the written consent of members holding a majority of the Units; or

(b) entry of a decree of judicial dissolution of the company under article 6.02 of the Act.

6.2 Liquidation and Termination. If the company is dissolved, the members shall appoint a liquidator. The liquidator shall proceed diligently to wind up the affairs of the company. Until the company’s affairs are wound up, the liquidator shall manage the company with all of the power and authority of the members. The steps to be accomplished by the liquidator are as follows:

(a) the liquidator shall cause any notice required by the Act to be mailed to each known creditor of and claimant against the company in the manner described in the Act;

(b) the liquidator shall cause the company to pay or perform all of its obligations (including all expenses incurred in liquidation), or establish reserves for the payment and performance of those obligations; and

(c) all remaining assets of the company shall be distributed to the members as follows:

(i) the liquidator may sell company property, including to members, and any resulting gain or loss shall be allocated to the members’ capital accounts;

(ii) the liquidator shall determine the fair market value of all company property that has not been sold, net of any liabilities to which that property is subject, and the members’ capital accounts shall be adjusted as if there were a taxable disposition of that property for its fair market value on the date of distribution; and

(iii) all remaining company property shall be distributed among the members in accordance with their positive capital account balances, as determined after taking into account all capital account adjustments for the taxable year in which the liquidation occurs (other than those made by reason of this clause (iii)).

6.3 Deficit Capital Accounts. Notwithstanding anything to the contrary in these regulations, and notwithstanding any custom or rule of law to the contrary, no member shall ever be obligated to restore any deficit in his capital account.

6.4 Articles of Dissolution. Once the company’s assets have been applied and distributed as required by law and these regulations, the members shall file Articles of Dissolution with the Texas Secretary of State, and take such other actions as may be necessary to terminate the company.

ARTICLE VII

TAXES

The members shall cause all company tax returns to be prepared and filed with the proper authorities. Each member shall furnish to the company all information it has that is necessary to enable the company’s income tax returns to be prepared and filed.

ARTICLE VIII

INDEMNIFICATION

The company shall indemnify any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a manager, officer, or member of the company, to the maximum extent permitted by the TBCA, as if the company was a corporation and the person was a director. This right to indemnification shall include the right to be paid by the company the expenses incurred in defending any such proceeding in advance of its final disposition.

ARTICLE IX

GENERAL PROVISIONS

9.1 Other Opportunities. Each member shall be entitled to engage in any other business or investment, whether or not similar to or competitive in nature with the business of the company, without offering any interest or participation in the business or investment to the company or any of the other members.

9.2 Unit Certificates. The Units may be represented by certificates, if the members so elect. The president shall sign any certificates that are issued.

9.3 Entire Agreement; Amendments. These regulations constitute the members’ entire agreement relating to the company, and supersede all prior agreements with respect to the company, whether oral or written. Notwithstanding any other provision of these regulations, the affirmative vote of the holders of a majority of the Units is required to amend the Articles of Organization or these regulations (provided that any provision of the Articles of Organization or these regulations that requires a greater vote to take action than this Section requires to make amendments may be amended only with the vote required to take action under that provision).

9.4 Binding Effect. These regulations are binding on and inure to the benefit of the members and their respective heirs, legal representatives, successors, and assigns.

9.5 Governing Law; Severability. THESE REGULATIONS ARE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THESE REGULATIONS TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of these regulations and (a) any provision of the Articles of Organization, or (b) any mandatory provision of the Act or (to the extent those statutes are incorporated into the Act) the TBCA or the Texas Miscellaneous Corporation Laws Act, the applicable provision of the Articles of Organization, the Act, the TBCA or the Texas Miscellaneous Corporation Laws Act shall control. If any provision of these regulations or the application of these regulations to any person or circumstance is held invalid or unenforceable to any extent, the remainder of these regulations and the application of that provision to other persons or circumstances shall not be affected, and that provision shall be enforced to the greatest extent permitted by law.

9.6 Further Assurances. Each member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of these regulations and the transactions contemplated by these regulations.

9.7 Indemnification. To the fullest extent permitted by law, each member shall indemnify the company, and each other member and hold them harmless from and against all losses, costs, liabilities, damages, and expenses (including, without limitation, costs of suit and attorney’s fees) they may incur on account of any breach by that member of these regulations.

9.8 Counterparts. These regulations may be executed in any number of counterparts, with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

ARTICLE X

DEFINITIONS

10.1 Definitions. As used in these regulations, the following terms have the following meanings:

“Act” means the Texas Limited Liability Company Act and any successor statute, as amended from time to time.

“Membership Interest” means the interest of a member in the company, including all rights and obligations pertaining to the Membership Interest.

“TBCA” means the Texas Business Corporation Act and any successor statute, as amended from time to time.

“Units” means units of Membership Interest in the company. Each member shall initially have the number of Units set out on the signature page of these regulations.

Terms not otherwise defined in these regulations that are defined in the Act have the meanings given them in the Act.

10.2 Construction. Whenever the context requires, the gender of all words used in these regulations includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of these regulations, and all references to Exhibits are to Exhibits attached to these regulations, each of which is made a part of these regulations for all purposes.

Dated June 4, 2003.

S INTERESTS MANAGEMENT COMPANY, LLC

By:	/s/ E.V. Bonner, Jr.
Name:	E.V. Bonner, Jr.
Title:	Executive VP

Units: 100